Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Waitr Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share(3)	Other	7,924,410	$0.475	$3,763,698.53	$92.70 per $1,000,000	$348.89
Total Offering Amounts					$3,763,698.53		$348.89
Total Fee Offsets
Net Fee Due							$348.89

(1)

Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s common stock.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457 (h) promulgated under the Securities Act. The offering price per share and the aggregate offering price are based upon the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on March 11, 2022.

(3)	Represents additional shares of common stock that have become available for issuance under the Waitr Holdings Inc. 2018 Omnibus Incentive Plan.